Exhibit 10.2

Ranpak Holdings Corp.

3 East 28th Street, Floor 8

New York, NY 10016

June 3, 2019

Omar Asali

23 East 22nd St., Floor 53

New York, NY 10010

Dear Omar:

It is my pleasure to present you with this offer letter (the “Offer Letter Agreement”) to become the Executive Chairman of Ranpak Holdings Corp. (the “Company”), effective as of, and contingent on, the consummation of the business combination by and between Ranpak Holdings Corp. and One Madison Corporation (the “Closing”) . In this role you will report to the Board of Directors of the Company (the “Board”).

Offer:

Compensation:

LTIP Award: As compensation for your services as Executive Chairman, you will receive a one-time award (the “Performance RSU Award”) under the Company’s Equity Incentive Plan (the “2019 Plan”), which will be in the form of Performance RSUs (the “2019 Performance RSUs”), with a grant date fair value of $1,000,000 (USD) at target, and will be granted as soon as practicable after the Closing (subject to approval by the Compensation Committee of the Board).

Performance Metrics: The 2019 Performance RSUs will be earned between 0% and 150% of target, based on the level of achievement of the 2019 Adjusted EBITDA Goal, as set forth in the applicable award agreement.

Time Vesting: Earned Performance RSUs will vest as follows: 33.33% on 1/1/2020, 33.33% on 1/1/2021 and 33.34% on 1/1/2022, subject to your continued employment on the vesting date.

The Performance RSU Award will be subject to and governed by the terms and conditions of the 2019 Plan and the applicable award agreement thereunder.

For the avoidance of doubt, the Performance RSU Award described herein shall be the only compensation provided to you by the Company in exchange for your services and you shall not be entitled to any additional compensation from the Company

Duties and Responsibilities:	You will have such duties and responsibilities as are customary for your position and as reasonably requested by the Board from time to time. In performing your duties, you will comply with those lawful rules, regulations and policies of the Company.

Company Benefits:	You will be entitled to participate in the employee benefit programs that the Company offers to similarly situated senior executives from time to time; provided, however, that you and the Company will cooperate in good faith to make appropriate arrangements regarding the payment of health and welfare premiums and any other items that would otherwise be deducted from payroll, given the fact that you will not receive regular cash compensation.

Business Expenses:	Business expenses will be reimbursed, subject to proper documentation and in accordance with the Company’s policies.

At Will:	You understand that your employment will be “at will”, which means that the Company or you may terminate your employment at any time and for any reason or for no reason at all.

Restrictive Covenants:	You agree to be, as a condition to and in consideration for your employment hereunder, subject to certain restrictive covenants, including confidentiality, as described in more detail in Annex A.

This offer is contingent upon the execution of this offer letter and the Closing.

If this offer is acceptable, initial page one in the lower right hand corner, sign below and return to the Company.

Sincerely,

RANPAK HOLDINGS CORP.

/s/ Trent Meyerhoefer
Trent Meyerhoefer
Chief Financial Officer

READ, UNDERSTOOD, AND AGREED.

/s/ Omar Asali	June 3, 2019
Omar Asali	Date

Enclosures

ANNEX A
Restrictive Covenants

Confidential Information:	While you are employed by the Company and following the termination of your employment, you shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (as defined below), and shall not directly or indirectly use or disclose, any “Confidential Information” that you may have acquired (whether or not developed or compiled by you and whether or not you are authorized to have access to such information) during the term of, and in the course of, or as a result of your employment by the Company without the prior written consent of the Company unless and except to the extent that such disclosure is (1) made in the ordinary course of your performance of your duties to the Company or (2) required by any subpoena or other legal process (in which event you will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Offer Letter the term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its Affiliates, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a trade secret under this Offer Letter) that has not become generally available to the public. The term “Confidential Information” in this section may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Offer Letter. Notwithstanding the provisions of this section to the contrary, you shall be permitted to furnish this Offer Letter to a subsequent employer or prospective employer.

Company Property:	Upon the termination of your employment for any reason or, if earlier, upon the Company’s request shall promptly return all “Company Property” which had been entrusted or made available to you by the Company, where the term “Company Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by you during your employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by you individually or, with others during your employment which relate to the Company or its products or services.

Trade Secrets:	You agree that you shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates and shall not directly or indirectly use or disclose, any “Trade Secret” that you may have acquired during the term of your employment by the Company for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its Affiliates to maintain its secrecy. This section is intended to provide rights to the Company and its Affiliates which are in addition to, not in lieu of, those rights the Company and its Affiliates have under the common law or applicable statutes for the protection of trade secrets.

Intellectual Property; Assignment of Inventions:

Assignment and License of Rights. You assign to the Company all of your rights in Intellectual Property that you make or conceive during your employment, whether as a sole or joint inventor, whether made during or outside working hours, and whether made on Company premises or elsewhere. You grant to the Company an unlimited, unrestricted, worldwide, royalty-free, fully paid right to access, use, modify, add to, and distribute any Intellectual Property that you developed and reduced to a practical form during your employment with the Company and its Affiliates, including any Intellectual Property assigned to the Company. You understand and acknowledge that, for purposes of this Offer Letter Agreement, the term “Intellectual Property” means any information of a technical and/or business nature, such as ideas, discoveries, inventions, trade secrets, know-how, and writings and other works of authorship which relate in any manner to the actual or anticipated business or research and development of the Company and its Affiliates.

Assistance with Documentation. Upon request at any time and at the expense of the Company or its nominee and for no additional personal remuneration, you agree to execute and sign any document that the Company considers necessary to secure for or maintain for the benefit of the Company adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property.  You also agree to assist the Company as required to obtain and enforce these rights.

Disclosure. You agree to promptly disclose to the Company any Intellectual Property when conceived or made by you, whether in whole or in part, and to make and maintain adequate and current records of it. If your employment ends for any reason, you agree to promptly turn over to the Company all models, prototypes, drawings, records, documents, and the like in your possession or under your control, whether prepared by you or others, relating to Intellectual Property, and any other work done for the Company. You acknowledge that these items are the sole property of the Company.

Certain Protections:	Nothing in this Offer Letter Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Offer Letter Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to their attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

Reasonable and Continuing Obligations:	You agree that your obligations under this Annex A are obligations which will continue beyond the termination of your employment and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Annex A.

Remedy for Breach:	You agree that the remedies at law of the Company for any actual or threatened breach by you of the covenants in this Annex A would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Annex A, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Annex A, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover (and you hereby waive any right to require any bond or security in connection therewith). You acknowledge and agree that the covenants in this Annex A shall be construed as agreements independent of any other provision of this Offer Letter Agreement or any other agreement between the Company and you, and that the existence of any claim or cause of action by you against the Company, whether predicated upon this Offer Letter Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

Definitions:

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with that specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of investments, management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

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